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                                                                    Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 1 to Registration Statement No. 333-50906 of Curis, Inc. on Form S-1 of our report dated February 15, 2000 (which report expresses an unqualified opinion and includes an emphasis paragraph referring to the merger with Ontogeny, Inc. and Reprogenesis, Inc. to form Curis, Inc.) relating to the Consolidated Financial Statements of Curis, Inc. (formerly known as Creative BioMolecules, Inc.) for the year ended December 31, 1999, appearing in the Prospectus, which is part of this Registration Statement.

   We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

December 19, 2000